[ EXHIBIT 99.1  -  PRESS RELEASE ]


              INTERNATIONAL STAR, INC. ANNOUNCES THE EFFECTIVE DATE
                FOR A 3:1 FORWARD SPLIT AND NEW SYMBOL FOR ISRI.

Henderson, NV February 18, 2005 - INTERNATIONAL STAR, INC. (Pink Sheets: ISRI) today announced that NASDAQ has approved plans for a 3:1 Forward Split of the Company's common stock. As a result, Shareholders of Record will receive three shares for each share held as of the opening of the Stock Market on the effective date of, February 22, 2005. As of today total number of Shares Outstanding for ISRI is 64,428,741, after the 3:1 Forward Split total number of Shares Outstanding will be 193,286,223.

Effective Date/New Symbol

NASDAQ has accepted International Star, Inc. preferred method of payment on ISRI stock certificates as "Payment Upon Surrender of Certificates". This means that current shareholders are not mandated to surrender their certificates, but they have that option. Current ISRI stock certificates displaying a CUSIP# 460371 10 7 will automatically be valued at three (3) times their face value as of opening of the Stock Market on February 22, 2005. Surrendered certificates will be issued with a new CUSIP# 460371 20 6, and will be worth face value.

NASDAQ has also assigned a new symbol for International Star, Inc. effective at opening of market on February 22, 2005. The new symbol has been assigned as ILST, and will be found on the Pink Sheets listings.

Should International Star, Inc. shareholders desire to surrender their current ISRI certificates; they should contact the Company's Transfer Agent, STALT, Inc. at 650-321-7111 for instructions for surrender.

About the Company

International Star, Inc. is primarily engaged in the acquisition and exploration of precious metals mineral properties. Since 1998, we have examined various mineral properties prospective for precious metals and minerals, and have acquired those we believe may contain precious metals and minerals. Our properties are located in Arizona. We have not established that any of the properties contain reserves (a reserve is that part of a mineral deposit which could be economically extracted or produced at the time of the reserve determination). We are in the process of performing further exploration to determine the feasibility of economically extracting the minerals we believe to be present. Therefore, we presently have no reserves.

Prospective investors should note carefully that the company is primarily engaged in the exploration of precious metals mineral properties. Even though the limited testing program on the Detrital Wash and Wikieup indicate that precious metals may exist on both properties, we cannot assure you that an economically viable mineral deposit exists on either of the properties.

NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information, visit the Company Web site at www.istarnevada.com or contact: Dottie Wommack McNeely - (702) 897-5338